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                                                                   EXHIBIT 23(a)

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-82391 and to Post-Effective Amendment No. 3 to Registration Statement No. 333-37635 of Boeing Capital Corporation of our report dated January 28, 2000 (March 23, 2000 as to Note 10), appearing in the Annual Report on Form 10-K of Boeing Capital Corporation for the year ended
December 31, 1999, and to our report dated April 12, 2000 appearing in the Current Report on Form 8-K and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche


Seattle, Washington
August 30, 2000